                                                                     EXHIBIT 3.1


                                    RESTATED
                            ARTICLES OF INCORPORATION
                                       OF
                           CIRCUIT RESEARCH LABS, INC.

      Pursuant to the provisions of Section 10-064, the Arizona Business Corporation Act, the undersigned corporation adopts the following Restated Articles of Incorporation as amended as the operative provisions of its Articles of Incorporation. These Restated Articles of Incorporation correctly set forth without change the provisions of the Articles of Incorporation as heretofore amended and these Restated Articles of Incorporation supersede the original Articles of Incorporation and all amendments thereto.

      1. Name. The name of the corporation is CIRCUIT RESEARCH LABS, INC.

      2. Purpose. The purposes for which the corporation is organized include the transaction of any and all lawful business for which corporations may be incorporated under the laws of the State of Arizona, as they may exist from time to time.

      3. Initial Business. The character of business which the corporation initially intends to conduct in the State of Arizona is research, development, manufacture, distribution and sale of electronic components.

      4. Authorized Capital.

            (a) Common Stock. The corporation shall have authority to issue Twenty Million (20,000,000) shares of common stock, no par value, each issued and outstanding share of which shall entitle the holder thereof to one vote except as may otherwise be provided by law.

            (b) Serial Preferred Stock. The corporation shall have the authority to issue Five Hundred Thousand (500,000) shares of Serial Preferred Stock, One Hundred Dollars ($100.00) par value.

      The board of directors of the corporation shall have the authority to divide any and all classes of stock into series and fix and determine the designations, preferences, privileges, restrictions, qualifications and voting powers of the shares of each such series so established.

      5. Statutory Agent; Place of Business. The name and address of the initial statutory agent of the corporation is Ronald R. Jones, 3204 S. Fair Lane, Tempe, Arizona 85282. The address of the initial known place of business of the corporation is 3204 S. Fair Lane, Tempe, Arizona 85282.

      6. Board of Directors. The number of directors constituting the board of directors of the corporation as of the date of these Restated Articles is four
(4). The names and addresses of the persons who are to serve as directors until the next annual meeting of shareholders, or until their successors are elected and qualified, are:

         Ronald R. Jones                   Gary D. Clarkson
         4630 E. Thomas Rd.                4630 E. Thomas Rd., D1
         Phoenix, AZ  85018                Phoenix, AZ  85018

         Charles A. DiMaggio               Erle M. Constable
         4014 N. 11th St., No. 3           15220 Manor Lane Dr.
         Phoenix, AZ  85014                Rockville, MD  10853

            7. Incorporators. The name and address of each incorporator is:

         Ronald R. Jones                   Gary D. Clarkson
         4630 E. Thomas Rd.                4630 E. Thomas Rd., D1
         Phoenix, AZ  85018                Phoenix, AZ  85018

      8. Share Rights and Options. The corporation may create and issue rights or options entitling the holders thereof to purchase from the corporation shares of any class or classes, to directors, officers or employees of the corporation, or of any affiliate thereof, and no shareholder approval or ratification of any such creation or issuance shall be required.

      9. Purchase of Shares. The corporation shall have the right to purchase, directly or indirectly, its own shares to the extent of unreserved and unrestricted capital surplus available therefor.

      10. Distribution of Surplus. The Board of Directors may, from time to time, distribute on a pro rata basis to the shareholders of the corporation out of capital surplus, a portion of the assets of the corporation in cash or property, and no shareholder authorization of such distribution shall be required.

      EXECUTED: October 20, 1983

                                      CIRCUIT RESEARCH LABS, INC.



                                      By: /s/ Ronald R. Jones
                                          ------------------------------------
                                          Ronald R. Jones, President



                                      By: /s/ Gary D. Clarkson
                                          ------------------------------------
                                          Gary D. Clarkson, Vice President
                                            and Secretary